Exhibit 99.1

INTUITIVE SURGICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended,
	3/31/04	3/31/03
Sales:
Products	$22,471	$17,292
Services	4,588	1,943

Total sales	27,059	19,235

Cost of sales:
Products	8,813	7,772
Services	2,410	1,722

Total cost of sales	11,223	9,494

Gross profit	15,836	9,741
Gross profit %	58.5%	50.6%

Operating costs and expenses:
Selling, general, and administrative	10,243	9,453
Research and development	5,310	3,423

Total operating costs and expenses	15,553	12,876

Income (loss) from operations	283	(3,135)

Other income, net	606	842

Income (loss) before income tax provision	889	(2,293)

Income tax provision	36	—

Net income (loss)	$853	$(2,293)

Net earnings (loss) per share—
Basic	$0.03	$(0.12)

Diluted	$0.02	$(0.12)

Weighted average shares outstanding used to compute net earnings (loss)
per share—
Basic	33,282	18,431

Diluted	34,137	18,431

INTUITIVE SURGICAL, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	Unaudited
	3/31/04	12/31/03 (a)
Assets
Current assets:
Cash and cash equivalents	13,346	11,335
Short-term investments	102,489	101,614
Accounts receivable, net	27,324	26,820
Inventories, net	7,983	8,788
Prepaid expenses	3,338	3,203
Restricted cash equivalents	213	188

Total current assets	154,693	151,948

Property and equipment, net	9,384	10,288
Restricted cash equivalents	348	642
Intangible assets, net	7,622	8,089
Goodwill	143,332	143,106
Other assets	960	921

Total assets	$316,339	$314,994

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	4,670	5,894
Accrued compensation and employee benefits	3,651	5,267
Warranty accrual	334	702
Restructuring accrual	1,160	971
Other accrued liabilities	6,413	8,432
Deferred revenue	12,998	11,345
Current portion of notes payable	998	1,030

Total current liabilities	30,224	33,641

Long-term debt	435	695
Deferred revenue	991	1,148
Other accrued liabilities	534	553

Stockholders’ equity
Common stock	33	33
Preferred stock	—	—
Additional paid-in capital	420,675	416,559
Deferred compensation	(84)	(99)
Accumulated deficit	(137,561)	(138,414)
Accumulated other comprehensive income	1,092	878

Total stockholders’ equity	284,155	278,957

Total liabilities and stockholders’ equity	$316,339	$314,994

(a)—Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.